Exhibit 99.1

News Release

CHIQUITA BRANDS INTERNATIONAL REPORTS THIRD QUARTER 2003

NET INCOME OF $10 MILLION, $0.25 PER SHARE

CINCINNATI—October 30, 2003—Chiquita Brands International, Inc. (NYSE: CQB) today reported third quarter net income of $10 million, or $0.25 per share, compared to a net loss of $8 million, or $0.21 per share, a year ago.

FINANCIAL HIGHLIGHTS

•	Net sales for the quarter were $637 million, up $302 million from the third quarter of 2002. Atlanta AG, a German fresh produce distributor acquired in March 2003, accounted for approximately $260 million of the increase. The remainder resulted from increased sales volume of bananas, grapes and pineapples and favorable European exchange rates, partially offset by a decrease in euro-denominated banana prices.

•	Operating income from continuing operations in the third quarter of 2003 was $22 million compared to $2 million pro forma in the year-ago period, adjusted for the change in cost accounting explained at the end of the release and shown in Exhibit A. (Historical third quarter 2002 operating income, not adjusted for the accounting change, was a loss of $3 million.)

•	Operating income in the third quarter of 2003 includes the following items: $12 million of gains on the sales of equity method investments, primarily from the previously announced sale of a portion of the company’s non-strategic investment in Chiquita Brands South Pacific, Ltd., an Australian fresh produce distributor; and $6 million in charges, primarily for a write-down related to the closure of poorly performing farms in Guatemala and severance at Atlanta. Operating income in the third quarter of 2002 included a $3 million charge for a tax settlement incurred by Atlanta. The charges are included in the company’s cost of sales.

“Chiquita had a good quarter, despite a significant price decline for European bananas in August due to a heat wave,” said Cyrus Freidheim, chairman and chief executive. “We continued to make steady progress against our goals outlined last year, reducing debt by $46 million during the quarter and divesting additional non-core assets.”

DISCONTINUED OPERATIONS

Net income for the third quarter of 2003 does not include any profit from discontinued operations, because those operations were sold prior to the start of the quarter. Net income for the year-ago third quarter included $5 million, or $0.11 per share, from discontinued operations.

NEW BUSINESS SEGMENTS

The company previously reported two business segments: Fresh Produce (bananas and other fruits and vegetables) and Processed Foods (canned vegetables, palm oil production and processed fruit ingredients).

As a result of the sale in May 2003 of the vegetable canning division, which accounted for 90% of processed food sales, the sale in October 2003 of Chiquita’s interest in a Honduras palm oil joint venture, and the acquisition in March 2003 of Atlanta AG, the company has determined that it now has the following two reportable segments: Bananas and Other Fresh Produce. Financial information for the new segments will be reported beginning with this press release.

SEGMENT RESULTS

(All comparisons below are to the third quarter of 2002, unless otherwise specified.)

Bananas

Third quarter operating income for the company’s banana segment, which includes bananas marketed by Atlanta, was $15 million, compared to $10 million last year on a pro forma basis after adjusting for the accounting change. (Historical banana operating income for the third quarter of 2002, not adjusted for the accounting change, was $6 million.)

The improvements in 2003 banana operating results were primarily due to:

•	$13 million of lower production, logistics, advertising and personnel costs; and

•	$2 million of gains associated with sales of equity method investments.

The favorable items above were partially offset by:

•	$5 million net decline associated with European banana pricing and exchange (comprised of $20 million from favorable European currency exchange rates, including $3 million from balance sheet translation, offset by $19 million in lower local pricing in the company’s core, Eastern European and Mediterranean markets, and $6 million in increased hedging costs);

•	$3 million of charges associated with the closure of farms in Guatemala; and

•	$2 million of higher costs associated with purchased fruit.

On a U.S. dollar basis, banana prices in the company’s core European markets (EU-15 countries, Norway and Switzerland) rose 3 percent in the quarter due to a stronger euro. The volume of bananas the company sold in core Europe fell 1 percent as a severe heat wave in August depressed demand and prices. On a local currency basis, average banana prices in the company’s core European markets fell 10 percent.

Banana prices in Eastern Europe and the Mediterranean fell 8 percent on a U.S. dollar basis, and 20 percent on a local currency basis. The volume of bananas the company sold in those markets rose 40 percent due to increased supply from strong growing conditions.

In North America, the company’s banana prices fell 1 percent. The volume of bananas sold rose 3 percent, as the company successfully increased its contract business this year.

On a U.S. dollar basis, third quarter banana prices in Asia, where the company currently has a small presence through a joint venture, mainly in Japan, increased 1 percent. Local banana prices in Asia fell 1 percent. The volume of bananas the company sold in Asia rose 23 percent as Chiquita continued to increase its business in the region.

Other Fresh Produce

The company’s other fresh produce segment includes the marketing and distribution of fresh fruits and vegetables other than bananas. In most cases, Chiquita does not grow the products that are sold, but rather sources them from independent growers. Chiquita’s other fresh business increased substantially with the acquisition of Atlanta, which has annual sales of approximately $900 million in non-banana fresh produce. The segment also includes Chiquita’s new fresh-cut fruit business.

Third quarter 2003 operating income for the company’s other fresh produce segment was $6 million, compared to a loss of $9 million last year, which included a $3 million charge for a tax settlement at Atlanta.

The improvements in 2003 operating results were primarily due to:

•	$10 million gain on the previously announced sale of a portion of the company’s stake in Chiquita Brands South Pacific, reducing the company’s ownership to 10 percent from 28 percent; and

•	$5 million from increased grape and pineapple sales, and improvement in Atlanta’s other fresh business.

The favorable items above were partially offset by:

•	$2 million in costs related to severance at Atlanta; and

•	$1 million in costs related to the start-up of the company’s fresh cut fruit business and its first plant, located in the Midwestern United States.

For both of the company’s segments, the second half of the year is weaker than the first half because of the abundance of competing seasonal fruit.

COST REDUCTIONS

During the fourth quarter of 2002, Chiquita initiated a series of global performance-improvement programs to reduce costs over three years. The company anticipated that its gross cost reductions would be partially offset by implementation expenses, such as severance and possible cost increases affecting the industry. The targets for 2005 are $110 million in gross annual cost reductions and $70 million in net annual cost reductions, after potential offsetting industry-wide cost increases, but before implementation expenses. Annual targets are presented in Exhibit B.

For 2003, the company expects gross cost reductions to exceed $40 million. In the first nine months of the year, the company realized $37 million of actual cost savings. The savings in the third quarter totaled $13 million.

The company expects 2003 gross cost reductions to be largely offset by: $27 million of increased purchased fruit, fuel and paper costs; and $10-15 million of implementation expenses associated with cost reduction programs, excluding restructuring at Atlanta.

ASSET SALES

In September 2002, the company set a goal to divest $100-150 million of non-core assets by the end of 2005. By Sept. 30, 2003, Chiquita had sold assets for proceeds totaling approximately $340 million, including $106 million in debt assumed by the buyers.

In the third quarter of 2003, the company reduced its stake in Chiquita Brands South Pacific to approximately 10 percent from approximately 28 percent. The company received $14 million in cash from sale of the shares and realized a $10 million gain on the sale.

DEBT

In September 2002, the company set a goal of reducing total debt to $400 million by the end of 2005. The decrease in debt from $517 million at Dec. 31, 2002, to $436 million at Sept. 30, 2003, set forth in Exhibit C, results primarily from:

•	$81 million from the sale of CPF, the company’s vegetable canning division; and

•	$103 million in payments on debt;

offset by:

•	$65 million new term loan in March to repay Atlanta’s lenders;

•	$14 million for the purchase of a ship in January;

•	$18 million increase from the consolidation of Chiquita-Enza on July 1, 2003; and

•	$5 million in seasonal working capital associated with other fresh fruit.

New accounting rules require the consolidation of certain joint ventures which were previously accounted for as equity method investments. The company’s investment in the Chiquita-Enza joint venture, a Chilean producer and distributor of non-banana fresh fruit, qualifies for consolidation under the new rules and, as a result, the company began consolidating Chiquita-Enza on July 1, 2003. Chiquita-Enza had approximately $16 million of debt at Sept. 30, 2003, after $2 million of debt was paid during the quarter.

As of Sept. 30, 2003, the company had $160 million of cash on its balance sheet.

ACCOUNTING CHANGE

In the first quarter of 2003, the company changed its accounting for certain tropical production and logistics expenses during interim periods. Previously, the company used a standard costing method, which allocated those costs evenly throughout the year based on volume. The company has now adopted an actual costing method, which recognizes the costs as incurred. This new method, which the company’s auditors, Ernst & Young, have approved as a preferred method, has no effect on total-year costs or results.

Under the former accounting policy, $21 million of costs incurred in the first half of 2002 were deferred and fully expensed in the second half of 2002 ($4 million in the third quarter, $17 million in the fourth quarter). Had the new policy been in effect last year, the company’s net loss for the third quarter of 2002 would have decreased by $4 million to a loss of $4 million, or $0.10 per share, on a pro forma basis. To assist investors in comparing year-to-year quarterly results, the company has provided both historical 2002 numbers and 2002 numbers on a pro forma basis, adjusted as if the new accounting policy had been in effect last year, in the financial highlights above, in Exhibit A and in the tables at the end of the release.

CONFERENCE CALL

The company conference call to discuss third quarter 2003 results will begin at 4:45 p.m. EST today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-810-0924 in the United States and Canada and +913-981-4900 from other locations. An audio replay of the call will also be available until midnight EST Nov. 6, 2003. To access, dial 1-888-203-1112 from the United States and Canada and +719-457-0820 from international locations and enter the access code 620696. An audio webcast of the call will be available at www.chiquita.com until Nov. 21; after that date, a transcript of the call will be available on the website.

* * *

Chiquita Brands International is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold primarily under the premium Chiquita® brand. The company is one of the largest banana producers in the world and a major supplier of bananas in North America and Europe. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the impact of changes in the European Union banana import regime expected to occur in connection with the anticipated enlargement of the E.U. in 2004 and the anticipated conversion to a tariff-only regime in 2006; prices for Chiquita products; availability and costs of products and raw materials; currency exchange rate fluctuations; natural disasters and unusual weather conditions; operating efficiencies; labor relations; the continuing availability of financing; the company’s ability to realize its announced cost-reduction goals; actions of U.S. and foreign governmental bodies including in relation to, and the potential impact of political instability and terrorist activities on, the company where it has international operations; and other market and competitive conditions. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on the factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Investors: Monique Wise, 513-784-6366, mwise@chiquita.com

News media: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

# # #

INCOME STATEMENT—QUARTER

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited—in millions, except per share amounts)

	Quarter Ended Sept. 30, 2003	Quarter Ended Sept. 30, 2002	Pro Forma* for Accounting Change Quarter Ended Sept. 30, 2002
Net sales	$636.6	$334.2	$334.2

Operating expenses
Cost of sales	555.9	282.6	278.3
Selling, general and administrative	61.3	46.6	46.6
Depreciation	9.5	7.6	7.6
Gain on sale of equity method investments	(12.0)	—	—

	614.7	336.8	332.5

Operating income (loss)**	21.9	(2.6)	1.7
Interest income	1.0	1.0	1.0
Interest expense	(11.2)	(9.8)	(9.8)

Income (loss) from continuing operations before income taxes	11.7	(11.4)	(7.1)
Income taxes	(1.8)	(1.4)	(1.4)

Income (loss) from continuing operations	9.9	(12.8)	(8.5)
Discontinued operations**	—	4.6	4.6

Net income (loss)	$9.9	$(8.2)	$(3.9)

Diluted earnings per share
Continuing operations	$0.25	$(0.32)	$(0.21)
Discontinued operations	—	0.11	0.11

Net income (loss)	$0.25	$(0.21)	$(0.10)

Shares used to calculate diluted earnings per share	40.1	40.0	40.0

*	Beginning in 2003, the company changed its method of accounting for certain tropical production and logistics expenses from a standard costing method, which allocated costs evenly throughout the year based on volume, to an actual costing method, which recognizes costs as incurred. Under the former accounting policy, $21 million of costs incurred in the first half of 2002 were deferred and fully expensed in the second half of 2002 ($4 million in the third quarter and $17 million in the fourth quarter). The accounting change has no effect on total-year costs or results.
**	Operating income for both 2003 and 2002 excludes earnings of the following companies that have been sold: Castellini Group, a U.S. wholesale distribution business sold in December 2002; Progressive Produce Corp., a California packing and distribution company sold in January 2003; and Chiquita Processed Foods (CPF), a vegetable canning business sold in May 2003. Operating results of these companies, including gains or losses on disposition, are included in discontinued operations in the financial statements.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing seasonal and local fruit.

INCOME STATEMENT—YEAR–TO–DATE

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited—in millions, except per share amounts)

On March 19, 2002, Chiquita completed its financial restructuring when its Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code became effective. For financial reporting purposes, the company used an effective date of March 31, 2002. References to “Predecessor Company” in the following table refer to the company prior to March 31, 2002. References to “Reorganized Company” refer to the company on or after March 31, 2002, after giving effect to the issuance of new securities in accordance with the Plan and implementation of fresh start accounting.

	Reorganized Company			Predecessor Company
	Nine Months Ended Sept. 30, 2003	Six Months Ended Sept. 30, 2002	Pro Forma* for Accounting Change Six Months Ended Sept. 30, 2002	Quarter Ended March 31, 2002	Pro Forma* for Accounting Change Quarter Ended March 31, 2002
Net sales	$1,948.0	$777.1	$777.1	$446.2	$446.2

Operating expenses
Cost of sales	1,665.3	607.3	605.9	346.5	364.5
Selling, general and administrative	167.6	99.4	99.4	42.2	42.2
Depreciation	26.0	15.5	15.5	16.9	16.9
Gain on sale of Armuelles	(20.7)	—	—	—	—
Gain on sale of equity method investments	(9.7)	—	—	—	—

	1,828.5	722.2	720.8	405.6	423.6

Operating income**	119.5	54.9	56.3	40.6	22.6
Interest income	2.0	2.0	2.0	0.6	0.6
Interest expense	(32.3)	(20.7)	(20.7)	(7.6)	(7.6)
Financial restructuring items	—	—	—	(222.3)	(222.3)

Income (loss) from continuing operations before income taxes and cumulative effect of a change in method of accounting	89.2	36.2	37.6	(188.7)	(206.7)
Income taxes	(5.3)	(2.9)	(2.9)	(1.0)	(1.0)

Income (loss) from continuing operations before cumulative effect of a change in method of accounting	83.9	33.3	34.7	(189.7)	(207.7)
Discontinued operations:**
Income (loss) from operations	(5.4)	6.2	6.2	(0.1)	(0.1)
Financial restructuring items	—	—	—	(63.5)	(63.5)
Gain on disposal	12.8	—	—	—	—

Income (loss) before cumulative effect of a change in method of accounting	91.3	39.5	40.9	(253.3)	(271.3)

Cumulative effect of a change in method of accounting for goodwill	—	—	—	(144.5)	(144.5)

Net income (loss)	$91.3	$39.5	$40.9	$(397.8)	$(415.8)

	Reorganized Company			Predecessor Company
	Nine Months Ended Sept. 30, 2003	Six Months Ended Sept. 30, 2002	Pro Forma* for Accounting Change Six Months Ended Sept. 30, 2002	Quarter Ended March 31, 2002	Pro Forma* for Accounting Change Quarter Ended March 31, 2002
Diluted earnings per share***
Continuing operations	$2.09	$0.83	$0.86	$(2.42)	$(2.65)
Discontinued operations	0.19	0.16	0.16	(0.81)	(0.81)
Cumulative effect of a change in method of accounting for goodwill****	—	—	—	(1.85)	(1.85)

Net income (loss)	$2.28	$0.99	$1.02	$(5.08)	$(5.31)

Shares used to calculate diluted earnings per share	40.1	40.0	40.0	78.3	78.3

*	Beginning in 2003, the company changed its method of accounting for certain tropical production and logistics expenses from a standard costing method, which allocated costs evenly throughout the year based on volume, to an actual costing method, which recognizes costs as incurred. Under the former accounting policy, $18 million of costs incurred in the 2002 first quarter and $3 million of costs incurred in the 2002 second quarter were deferred and fully expensed by year-end ($4 million was expensed in the third quarter and $17 million in the fourth quarter). The accounting change has no effect on total-year costs or results.
**	Operating income for both 2003 and 2002 excludes earnings of the following companies that have been sold: Castellini Group, a U.S. wholesale distribution business sold in December 2002; Progressive Produce Corp., a California packing and distribution company sold in January 2003; and Chiquita Processed Foods (CPF), a vegetable canning business sold in May 2003. Operating results of these companies, including gains or losses on disposition, are included in discontinued operations in the financial statements.
***	Earnings per share calculations for the quarter ended March 31, 2002 are based on shares of old common stock outstanding prior to the company’s emergence from Chapter 11 proceedings on March 19, 2002. Upon emergence, these shares were canceled, and the company issued 40.0 million new common shares.
****	Represents the effect of a change in accounting for goodwill under SFAS 142 that was adopted in the first quarter of 2002.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing seasonal and local fruit.

SUPPLEMENTAL DATA

Exhibit A:

PRO FORMA EFFECT OF CHANGE IN METHOD OF COST ACCOUNTING ON

2002 OPERATING INCOME FROM CONTINUING OPERATIONS

(Unaudited—in millions)

	2002 Operating Income	Effect of Accounting Change	2002 Pro Forma Operating Income
First Quarter	$40.6	$(18.0)	$22.6
Second Quarter	57.5	(2.9)	54.6
Third Quarter	(2.6)	4.3	1.7
Fourth Quarter	(29.4)	16.6	(12.8)

TOTAL	$66.1	$0.0	$66.1

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

COST REDUCTION PROGRAM

(Unaudited—in millions)

This table lays out cost reduction targets for 2003 through 2005, resulting from programs to improve farm productivity, lower global purchasing costs and reduce overhead. The targets show the impact of the programs for each year, compared to our base year 2002. Since the cost reductions carry over from one year to the next, the total reduction builds over the three-year period.

Industry offsets include increased prices for purchased goods and services and events beyond the company’s control, such as floods and storms. These offsets can rise or fall from year to year. In 2003, we currently expect offsets of $27 million from higher costs for purchased fruit, fuel and paper, up from an earlier estimate of $25 million. Industry offsets for 2004 and 2005 remain to be determined because the variables depend on factors beyond the company’s control.

Implementation costs include severance, facility closings, relocation, minor systems changes and other actions necessary to implement each improvement program. These costs are one-time events for each program.

	Year
	2003		2004		2005
Gross cost reductions targets, excluding CPF *	$40	**		$65		$110
Potential industry offsets	(27)			TBD		TBD
Net cost reductions from programs	$13	+	$	TBD	$	TBD	***
Implementation costs	(10-15)			(10-15)		(5-10)
*	Amounts exclude CPF, the company’s vegetable canning division, which was sold in May 2003.
**	For 2003, the company now estimates that its gross cost reductions will exceed $40 million.
***	The company has set a net cost reduction target before implementation costs of $70 million for 2005.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE

(Unaudited—in millions)

	Dec. 31, 2002	Additions	Payments	Sept. 30, 2003
Parent Company
10.56% Senior Notes	$250.0	$—	$—	$250.0
Subsidiaries
CBI facility
Revolver	—	—	—	—
Term loan	64.3	—	(58.3)	6.0
New term loan for Atlanta AG	—	65.0	(25.0)	40.0
Shipping	109.9	14.0	(12.9)	111.0
Consolidation of Chiquita-Enza	—	17.9	(1.6)	16.3
Other	12.3	5.4	(4.7)	13.0

Total debt, excluding CPF	436.5	102.3	(102.5)	436.3
CPF – sold in May 2003	81.0	—	(81.0)	—

Total debt, including CPF	$517.5	$102.3	$(183.5)	$436.3

Exhibit D:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS

(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended Sept. 30, 2003	Quarter Ended Sept. 30, 2002	Percent Change Favorable (Unfavorable) vs Historical 2002	Quarter Ended Sept. 30, 2002 Pro Forma for Accounting Change	Percent Change Favorable (Unfavorable) vs Pro Forma 2002
Net sales by segment
Bananas	$350.3	$296.5	18.1%	$296.5	18.1%
Other Fresh Produce	272.3	26.9	912.3%	26.9	912.3%
Other	14.0	10.8	29.6%	10.8	29.6%
Total net sales	636.6	334.2	90.5%	334.2	90.5%
Segment operating income
Bananas	$14.6	$5.5	165.5%	$9.8	49.0%
Other Fresh Produce	5.9	(9.4)	n/a	(9.4)	n/a
Other	1.4	1.3	7.7%	1.3	7.7%
Total operating income	21.9	(2.6)	n/a	1.7	n/a
Operating margins by segment
Bananas	4.2%	1.9%	2.3 pts	3.3%	0.9 pts
Other Fresh Produce	2.2%	(34.9%)	37.1 pts	(34.9%)	37.1 pts
SG&A as a percent of sales	9.6%	13.9%	4.3 pts
Banana sales volume (40-pound boxes)
European Core Markets	10.6	10.7	(0.9%)
Central and Eastern Europe and Mediterranean countries	3.5	2.5	40.0%
North America	13.6	13.2	3.0%
Asia Pacific (joint venture)	3.7	3.0	23.3%
Total	31.4	29.4	6.8%
Euro average exchange rate, spot (dollars per euro)	1.13	0.98	15.3%
Euro average exchange rate, hedged (dollars per euro)	1.06	0.94	12.8%

Exhibit D (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS

(Unaudited—in millions, except for percentages and exchange rates)

	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002	Percent Change Favorable (Unfavorable) vs Historical 2002
Net sales by segment
Bananas	$1,185.9	$1,021.2	16.1%
Other Fresh Produce	719.9	174.1	313.5%
Other	42.2	28.0	50.7%
Total net sales	1,948.0	1,223.3	59.2%
SG&A as a percent of sales	8.6%	11.6%	3.0 pts
Banana sales volume (40-pound boxes)
European Core Markets	36.1	34.6	4.3%
Central and Eastern Europe and Mediterranean countries	11.2	10.9	2.8%
North America	41.0	41.2	(0.5%)
Asia Pacific (joint venture)	10.2	9.0	13.3%
Total	98.5	95.7	2.9%
Euro average exchange rate, spot (dollars per euro)	1.11	0.93	19.4%
Euro average exchange rate, hedged (dollars per euro)	1.04	0.89	16.9%